Exhibit 99.2

Applied Micro Circuits Corporation

Fiscal 3Q 2015 Conference Call Script - with Q&A

January 27, 2015

Traci Tsuchiguchi- Vice President of Investor Relations

Good afternoon everyone and thank you for joining today’s conference call. On the call with me are Dr. Paramesh Gopi, our President and CEO, and Doug Ahrens, our Vice President and CFO.

Before we begin, I would like to remind you that various remarks that we make on this call, including those about future financial results, including revenues, gross margins, operating expenses, design wins, product plans, our competitive situation, market trends, statements about future development, production and adoption of X-Gene™, X-Weave®, HeliX™ and other products and our anticipated growth and profitability, all constitute forward-looking statements for the purpose of the safe harbor provisions under the Private Securities Litigation Reform Act, and do not take into account any restructuring or related activities that the Company may undertake.

These forward-looking statements and all other statements that may be made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially. We refer you to our most recent Forms 10-K and 10-Q filed with the SEC, in particular to the section entitled “Risk Factors,” and to other reports that we may file from time to time with the SEC for additional information on factors that could cause actual results to differ materially from our current expectations. These forward-looking statements speak only as of the date hereof, and we disclaim any obligation to update them.

I want to point out that a number of securities analysts cover our stock and this creates a range of variability relative to the Street financial models. When we say “Street estimates”, we mean the consensus of the major analyst models and not necessarily the guidance that was given by the Company.

With that I will turn the call over to Paramesh.

Paramesh Gopi - President & CEO

Thanks Traci.

I am pleased to report that December quarter results were in-line with our expectations, with both revenue and gross margin above the mid-point of the guidance range. I am also pleased to report that a number of indicators lead us to believe that our Connectivity and Computing businesses have stabilized.

This morning, we announced Helix 2 -- the industry’s first Fan-less, High performance 28nm Embedded ARM® 64bit SoC targeted at a wide range of embedded applications, and we are excited to report that we already have secured Tier 1 design wins for this product.

Finally, we are on track to meet our target of shipping 10,000 X-Gene units by the end of our fiscal year, and X-Gene 2 and X-Gene 3 are also fully on track. We are making measurable progress with regard to X-Gene end customer engagements and deployments as well as production-released systems. We will provide more color on X-Gene and HeliX later in the call. But first, an update on our base business.

Sales of our 100 Gbps Connectivity products grew during the December quarter. I’m happy to report that our 240 Gbps X-Weave product revenue continues to ramp. The X-Weave family represents our next generation of

Connectivity products and is the platform on which we are leveraging our base business IP to provide valuable solutions for Connectivity within and between data centers. We expect growth in X-Weave revenue to replace some of the revenue generated by our older Connectivity products.

Moving to Computing, we continue to believe the decline in the legacy PowerPC business is behind us. We are working with customers to manage the lifecycle of the oldest products and to optimize our return on this business as we transition our customers to the embedded 64bit ARM architecture. It is worth noting that AppliedMicro’s newer TSMC-based PowerPC products have kept us engaged strategically with Tier 1 OEMs and are serving as a bridge as these customers transition from PowerPC-based platforms to ARM 64-bit platforms. Going forward, we expect PowerPC-based embedded revenue to oscillate around these levels until HeliX begins to ramp.

Importantly, based on our HeLiX design win pipeline, we are confident that our HeliX embedded ARM product family is poised to revitalize our base Computing business. This past quarter we announced the first product in the Helix family - 40 nm Helix. We also noted that we have secured multiple Tier 1 design wins with this product.

Moving to our 28nm HeliX product announced this morning: We are pleased to report that a leading Tier 1 customer has already built HeliX-based boards and platforms to replace the MIPS and PowerPC processors on its currently shipping equipment - leveraging software ported from the X-Gene ecosystem. I would like to highlight that this single design win at one customer alone has a lifetime value of over $50M. These types of sockets are long-lived and sole-sourced and require the customer to invest heavily in software. We are actively building our design win funnel as our Embedded 64bit ARM products come to market.

We expect initial HeliX products to begin to ramp as early as the December quarter, and we expect embedded Computing revenue to return to historical levels over the coming years.

It is not difficult to see how we are on track to revitalize our base business as we leverage our investments in server class ARM development. HeliX is poised to become the leading choice for high volume enterprise networking equipment providers as they move from MIPS to 64bit ARM.

It is worth noting that HeliX was developed and brought to market even as we have reduced our operating expense levels. This was made possible by taking steps, starting two years ago and continuing today, to consolidate our product development around the ARM 64bit architecture. Consequently, we have streamlined R&D and our Go-to-market activities in a way that brings focus to drive end-customer adoption and revenues. These OPEX optimizations enable us to sustain a strong balance sheet.

Now moving to X-Gene: I am pleased to note that we have entered the customer adoption phase for X-Gene, and I am excited to share with you feedback and color from end customers. I’d like to note that the industry’s leading server OEM, HP, began shipping production platforms in the December quarter. Overall, more than a dozen high performance computing, enterprise and hyperscale end customers are in the process of deploying X-Gene-based servers. The feedback from these end customers has been very positive.

Please recall that X-Gene was targeted at three major tiers in the cloud: Web Scale, Distributed Storage, and in Memory Databases. I’d like to take you through a ground level snapshot of representative end customers who are currently in the process of deploying applications in these areas:

The first case I’d like to snapshot is a hyper-scale customer that consumes approximately 60,000 servers per year and is looking at X-Gene based systems to replace Xeon Haswell based platforms in their Web Tier. Initial workload analysis and porting of their applications on production platforms has been very positive - and has confirmed their earlier model of X-Gene 1’s equivalent performance and better TCO relative to the incumbent Xeon solution.

A second snapshot that I’d like to highlight is a large government agency ARM cluster deployment, based on X-Gene, running enterprise grade software. This cluster forms the basis for large scale-out HPC installations of the future. We are very pleased to report that the initial power/performance benchmarks and software workload benchmarks have been very positive.

Finally, I’d like to give you a snapshot of X-Gene platform adoption in scaleable storage for the cloud. A very large data center operator, whose annual consumption rate for storage servers is approximately 40,000 units, is currently in the process of deploying the first cluster of X-Gene storage servers for cold and warm storage. This customer is one of the largest consumers of storage servers in the industry and has a corporate commitment towards considering a non-X86 solution. They are currently porting their key proprietary applications on an X-Gene based platform. Their feedback has been very positive - as they work through workload scaling on X-Gene platforms.

I would also like to point out that our attaining HP’s ProLiant “Seal of Approval” has proven the enterprise readiness of X-Gene even beyond HP’s customer base, and has motivated many enterprise and cloud platform providers to speed up their initial plans for ARM in the datacenter.

As you can see, we are making measurable progress and the category we have created is well underway. We are also pleased to note that we are working with our key partners to provide increased customer support for faster adoption of this new category, and will keep you updated appropriately of developments in this area.

To recap and frame our leadership position I would like to note:

Number (1): From the product announcements and sampling we’ve seen so far, X-Gene continues to be the best ARM 64-bit solution for the majority of web tier workloads. This is due to X-Gene’s proven Xeon E5 comparable performance enabled by our custom brawny cores. Products that tout a higher count of low-performance cores may work well for embedded applications, but are architecturally ill-suited for dynamic virtualized data center workloads. It is worth noting that all Xeon processors today use an appropriate number of brawny cores to address the needs of the data center.

Number (2): X-Gene has sustained an 18 to 24 month time-to-market advantage. Virtually all of the ecosystem work that has been completed to date around ARM 64-bit in the data center has been done on X-Gene. All subsequent entrants into this ARM 64-bit data center market will have to go through the same rigorous system-level testing and validation that X-Gene has completed. There are no shortcuts. Category creation takes time, particularly for new enterprise or infrastructure technologies. And, when you look at history, whether it’s the ramp of Infiniband or server virtualization, in nearly every case, the leader in terms of innovation and time-to-market stands to reap the economic benefits.

Number (3): Separately, the transition from MIPS and PowerPC to ARM within the embedded space is occurring at a faster pace than widely anticipated. With the introduction of our HeliX product line, which spans a wide range of embedded applications, we are well poised to benefit from this market transition.

With that, let me turn the call over to Doug.

Doug Ahrens - CFO

Thanks Paramesh.

December quarter consolidated net revenues were $36.7 million dollars, slightly above the mid-point of our guidance range.

Connectivity revenues were $22.6 million dollars, which included just under $4 million dollars in IP licensing revenue compared to $2.1 million dollars in IP transactions in the prior quarter. From time to time, we opportunistically license or sell IP as a way to maximize our return on certain R&D investments.

Computing revenues were $14.2 million dollars. As we have discussed on prior earnings calls, the PowerPC architecture is in secular decline. That said, some of the applications in which our products are designed into have a long tail and will continue for a number of years. As Paramesh mentioned, we believe this business has stabilized and we expect PowerPC-based embedded computing revenue to oscillate around current levels, though we may see some lumpiness on a quarterly basis. We expect HeliX to revitalize the embedded business in the coming years.

In terms of geographical splits, sales to North America accounted for approximately 41% of total revenues, sales to Europe contributed 11%, and sales to Asia contributed 48%. In the quarter, three customers accounted for more than 10% of our business: global logistics support vendor Wintec, distributor Avnet, and an IP license customer. Distributor revenues for the December quarter were $17.6 million dollars.

Non-GAAP gross margin in the December quarter was 59.8 percent, above our guidance range primarily due to mix. Our income tax expense increased in the quarter to $900 thousand dollars due to the IP licensing agreement in the quarter. Our third quarter non-GAAP net loss was $7.1 million dollars or nine cents per share.

Our net loss on a GAAP basis was $12.1 million dollars or 15 cents per share, versus a net loss of $11.7 million dollars or 15 cents per share for the prior quarter.

Our non-GAAP financials exclude certain items required by GAAP. A complete reconciliation between GAAP and non-GAAP financials is available on our second quarter earnings release, which can be found in the Investor Relations section of our website. Please note, there is no reconciliation relating to forward looking statements.

Channel inventory, excluding certain non-cancelable, non-returnable orders, was 64 days, up from 59 days in the prior quarter. This is in-line with our channel inventory objectives.

Turning to the balance sheet, our cash and short-term investments were $83 million dollars, compared to $90 million dollars in the prior quarter.

Internal inventory levels were $24.2 million dollars, up from $17.6 million dollars in the prior quarter, primarily due to the timing of inventory acquisition to support customer demand for one of our newer TSMC-based PowerPC products. X-Gene inventory also grew to support its commercialization.

Now, turning to our payments related to the Veloce acquisition: During the December quarter, Veloce payments were comprised of $1.5 million dollars in cash and $300 thousand dollars in stock. To date, we have paid a total of $164.3 million dollars out of the maximum Veloce merger consideration of $178.5 million dollars.

With regard to guidance for the March quarter, product and licensing revenues are forecasted to be flat, at $36.5 million dollars, plus or minus $2 million dollars. We have very good visibility into our March quarter. Our backlog coverage as of the date of this call is greater than 80 percent. The book-to-bill ratio in the December quarter was approximately equal to one.

Factors that give us confidence in our March quarter forecast include: strong backlog coverage, a solid book to bill ratio and appropriate levels of channel inventory.

We expect gross margins in the range of 55 percent plus or minus two percentage points.

Non-GAAP operating expenses are expected to be in the range of $26 to $28 million dollars as we begin to realize additional cost efficiencies. Our tax expense should revert back to our more normalized level of around $250 thousand dollars per quarter. We expect earnings per share to be a loss of nine cents, plus or minus two cents, on a non-GAAP basis. Furthermore, we expect the share count to be approximately 80 million shares.

Over the next few quarters, you can expect to see additional benefits from the operating efficiencies we continue to drive. Assuming gross margin levels remain around the range we expect for the March quarter, we expect to move our non-GAAP break-even revenue level to the low $40s versus approximately $50 million dollars today. Please note that there may be some intermittent R&D expense lumps due to the timing of mask expenses for new products, but, generally, you can expect that we are meaningfully re-aligning our expense structure on a run rate basis. As

Paramesh mentioned, this is a positive result of streamlining our engineering and go-to-market activities around the ARM architecture.

In the interim, we expect the cash flow from our base business will continue to support our investment in X-Gene.

Now, I’ll turn it back over to Paramesh for some closing remarks.

Paramesh Gopi - President & CEO

Thanks Doug.

In conclusion, we’d like to leave you with the following:

Number (1): X-Gene continues to be on track. Quantifiable progress is being made with a large and growing list of end customers across major hyper scale data center operators, high performance computing customers and traditional enterprise users, with X-Gene being deployed at several of them. Our view of the opportunity to address the very large data center market remains unchanged.

Number (2): We believe that our base business has stabilized around current levels, and HeliX should begin to revitalize the base business in the coming years.

Number (3): We are streamlining our company-adding focus and bolstering our balance sheet to ensure our long term sustainability and technology leadership position.
This streamlining has enabled us to get X-Gene 1 to production, to secure Tier 1 design wins, and to sample X-Gene 2 with a path to production release for several scale out customer opportunities. Most importantly, we have kept X-Gene 3 fully on track to intercept key customer requirements for their next generation server platforms.

With that, we’d like to open the call up for questions. Operator?

(Operator Instructions)

Cody Acree - Ascendiant Capital Markets - Analyst
Doug, just clarification, you mentioned the non-GAAP breakeven revenue to the low $40 million. Did you get a target, or if you could care to give us more color on timing?

Doug Ahrens - Applied Micro Circuits Corporation - VP and CFO
We will begin to see the majority of these benefits start to take place in the June quarter, as we do additional streamlining here in our operations. You'll get the full effect over the course of the fiscal year as we complete those changes in our operations.

Cody Acree - Ascendiant Capital Markets - Analyst
Are you talking about operational changes that yet need to be made, or I guess what's getting you to that lower breakeven number?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO
Cody, this is Paramesh. As you know, about two years ago we decided to essentially take our entire focus on the computing side and make it an all-ARM focus. The thought that we put into it then is paying off in dividends now as we move forward towards really generating the core set of products that fuel the embedded market and the server market from the same R&D basis. That's where we're getting a lot of the efficiency that we talked about earlier in the call.

Cody Acree - Ascendiant Capital Markets - Analyst
Not necessarily changes going forward from this point? Just continuation of what you've been doing?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Yes, we've started this journey, and we wanted to make sure that we provide maximum leverage to ourselves as we move forward to leverage the technology into different markets, especially given the fact that our legacy PowerPC business is now well behind us.

Cody Acree - Ascendiant Capital Markets - Analyst
Doug, from a cash standpoint, you've been burning the last couple three quarters now. Where do you think cash bases is out, and when can we expect to see a turn in cash flow?

Doug Ahrens - Applied Micro Circuits Corporation - VP and CFO
You have to look out where we are and what we've just done. We've talked about the base business stabilizing and oscillating around these levels, and then we see HeliX beginning to ramp, possibly as soon as the end of this calendar year. Then you have X-Gene, that ramp as well. That relates to where we are right now, and then we've got the OpEx changes that we've just put in place. We'll start to reap immediate benefits here to get us closer to breakeven as we move through our fiscal year.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO
Cody, just to follow-up on the earlier comment I made, I would also like to emphasize that the heavy lifting in terms of big R&D dollars for the initial ARM uplift for both X-Gene and HeliX is now behind us which is why we're able to get these level of products out at this R&D OpEx level.

Cody Acree - Ascendiant Capital Markets - Analyst
I see. With X-Gene nearing your targets now for the 10,000 plus server units, I know you're not one to give too much color as to how large X-Gene is, but I guess just from a linearity standpoint, you've got a lot of different opportunities that you're ramping into. Are you expecting to see the timing of those continue to be pretty lumpy, or we looking at a ramp that might get to some level of predictability?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO
I want to reinforce some comments I made earlier in terms of category adoption. The one thing that we take a lot of comfort in, and actually we're pretty excited about it, now we're at the point where the platforms have reached customers. We've had extremely good resonance in terms of their looking at the workloads on the platforms. We know exactly what the TCO benefits that they're going to derive. Many a customer has fed us back with that information.

In terms of the adoption cycle, this is standard enterprise adoption cycle that we would go through. To me the way I look at it is that the opportunity is absolutely there. The timing of the opportunity and the exact placement of the opportunity in terms of when certain things ramp and when other things are going to ramp are going to be the biggest things that are unknowns over, I'll call it, this period of adoption. I'm very pleased to say that the end customers now have platforms which is a huge change from where it was six months ago.

Cody Acree - Ascendiant Capital Markets - Analyst
Paramesh, you mentioned a potential customer had a corporate mandate to look outside of an x86 architecture. Is that an isolated example of that level of mandate? Or is this something that you're starting to see more of a given across a larger potential customer base?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO
Cody, I specifically called the customer out because that customer represents a very important large mega data center operator who is the archetype for a lot of people in this space. Part of that is to illustrate that there is a real need for a viable alternative to the incumbent. Now they have equipment that gives them enough confidence to tell us, this is where want to go. These are the number of servers that I buy. This is the type of insertion point that I can think about, and by the way, these are the steps to get through this adoption period to make sure that they are going to be fully equipped to make the appropriate infrastructure transition. I will tell you that that is a secular trend across data center operators.

Cody Acree - Ascendiant Capital Markets - Analyst

Good luck.

Gabriel Ho - BMO Capital Markets - Analyst
Hi. This is Gabriel Ho calling in for Ambrish. Thanks for taking taken my question. The first question is on the IP revenue side. Does your March quarter guidance assume no IP revenues?

Doug Ahrens - Applied Micro Circuits Corporation - VP and CFO
At this stage, we're not projecting any IP revenue, licensing revenue in the March quarter. Sometimes they do come up opportunistically, but at this point we're not expecting any.

Gabriel Ho - BMO Capital Markets - Analyst
In other words, your non-IP revenue is guiding up 11% at midpoint? Is that something we should be thinking of?

Doug Ahrens - Applied Micro Circuits Corporation - VP and CFO
Yes, the way to think about this is without any IP licensing revenue in the March quarter, we're holding revenues flat which tells you that the product revenue is growing. I can add that it's both on the connectivity side as well as the PowerPC side, the computing side of our business.

Gabriel Ho - BMO Capital Markets - Analyst
Thanks. My follow-up, among all these licensees that are targeting the server market, and do you see actually any meaningful new competitors other than the ones that are sample right now, and maybe the announcement from Qualcomm will enter the business?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO
I think you announced the whole plethora of competitors, so no change from our view of our leadership position relative to any of the recent announcements.

Gabriel Ho - BMO Capital Markets - Analyst
Okay, thanks.

Matt Ramsey - Canaccord Genuity - Analyst
Yes, thank you. Good afternoon, guys. I have a couple for Paramesh, and then a follow-up for Doug. I guess, Paramesh, it was interesting to hear you say a couple of things there on the call in your prepared remarks. One was calling out a specific HeliX customer, at a $50 million lifetime value. I'd like to know if that's representative of a large sample of customers in that space potentially, or if that's the flagship customer we should think about? You gave some commentary about getting the embedded business back to historical levels. Maybe you can quantify that, both in magnitude and timing a bit? Thanks.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO
Sure. Let me start with the last part of your question. About two years ago, I think the PowerPC business was almost 2X where it was today from a run rate perspective. We had no ARM business at this time, and the PowerPC architecture by wide anticipation was supposed to be here for a very, very long time.

What we're seeing is that that's the historical context. Between today and the future, the way to get us back to those levels in the coming years is going to be driven primarily by the HeliX product line. The goal here was to clearly illustrate that we have leveraged the leadership position in the server space to drive a very important set of Tier 1 opportunities, displacing MIPS in leading communication networking and storage platforms and PowerPC in those platforms. What I wanted to illustrate is that with the right portfolio of embedded products leveraging the investment in ARM, I wanted to illustrate that just one of those opportunities, one of many that we're going to amass over the coming years, has a $50 million lifetime value. It should tell you the amount of confidence that we have in getting that base computing business back to levels that they were a few years ago.

We wanted to put some quantifying numbers around it, and the $50 million is representative of a flagship customer in one particular segment. Please recognize that HeliX was aimed at four segments when we launched it. There was communications, networking, industrial, and storage.

Matt Ramsey - Canaccord Genuity - Analyst
That's helpful. I guess to follow-up on the X-Gene opportunity, you gave some color last quarter of double-digit sequential growth. I don't know. I guess we all have our estimates of what that meant. Maybe you can quantify it a little bit more? Overarching, I understand that you guys are taking some cost out of the business, and that's going to be great for cash burn and the bottom line potentially, but with some bigger competitors out there looking to close the gap, Paramesh, do you feel like you're investing as much in this business as you need to be, given the opportunity set out there?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO
Yes, I want to answer your last question. You had two or three questions. I'll try to answer them one click at a time here. Are we investing enough? I think I made prepared comments to this effect. X-Gene 1 is done and X-Gene 2 is on its way. No change to plan. X-Gene 3 is fully on track. No change to plan, and most importantly, with these optimizations, we've been able to produce two new HeliX products. It should say something about the operating efficiencies that we are going to enjoy once all of these revenue start to ramp going forward, number one.

Number two, as far as spending enough, I think we are in this for the long term. This is a very important long-term trend that we happen to have the first mover advantage. We intend to do whatever it takes to capitalize on it. I want to say that we have no notion of ever underinvesting in the right products for the server market. We're fully on track, and we will not take our eyes off the prize there, given the huge end-customer feedback that we've received, and the current product and the design win pipeline that some of our OEM customers are seeing.

Matt Ramsey - Canaccord Genuity - Analyst
Great. I guess my last question for Doug, maybe you can give a little bit more color, the big inventory build on the balance sheet to, I guess, the highest levels you guys have had for a couple years now, and the associated payables to that? Maybe any additional color you can give as to end markets or product that that inventory is related to, and that's it for me. Thanks.

Doug Ahrens - Applied Micro Circuits Corporation - VP and CFO
Yes, a portion of the inventory build was related to a newer PowerPC product that we run through TSMC. We have some platforms in the PowerPC family that are still growing, and this happens to be one of them. Related to the demand that we have from the customer, we needed some more inventory, and it just happened to come in, in a lump there that you see in our inventory balance at the end of the quarter. It is all tied to near-term demand.

There's also some X-Gene inventory in there as well. You did ask, what is that platform? It's a networking platform, the PowerPC business. Paramesh talked earlier about how we still have some very strategic sockets that we have participated in, in the PowerPC area which becomes the bridge to converting these customers over to 64-bit ARM with HeliX, and it happens to be one of those types of products.

Matt Ramsey - Canaccord Genuity - Analyst
Great. Thank you.

Krishna Shankar - ROTH Capital Partners - Analyst
Yes, on the computing side of the business you had $14.2 million in revenues here for the December quarter. Is that the baseline level now with the TSMC based PowerPC embedded platform? Could that decline further significantly before we see the ramp associated with HeliX and X-Gene?

Doug Ahrens - Applied Micro Circuits Corporation - VP and CFO
This is Doug. We communicated that we expect PowerPC to oscillate around these levels more or less for the foreseeable future, so as you roll forward over the next few quarters, that's a reasonable assumption that it will be around at this level plus or minus a little bit.

Krishna Shankar - ROTH Capital Partners - Analyst
Okay. Then on connectivity, are you forecasting any significant revenues for X-Weave here in the March quarter, and can you talk about the trajectory of design wins for X-Weave and the revenue ramp there?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO
Yes, we very pleased with the fact that a couple of lead Tier 1 customers are actually going to be going to production here over this quarter, next quarter, and the quarter after. We're very pleased with the X-Weave ramp. The other thing that I will also tell you is that we've also had extremely good traction with the second level of Tier 1 customers looking to incorporate X-Weave into their data center switches which I probably didn't mention in my prepared remarks. That's a very important, I'll call it, inflection point for us to start to experience X-Weave penetrating the data center market, not just the carrier/outer edge data center service provider market.

Krishna Shankar - ROTH Capital Partners - Analyst
Great. My final question, Paramesh, I know that you're approaching the 10-K milestone for X-Gene that you laid out. Can you perhaps give us a longer-term goal or layout to your growth plans for X-Gene over the next fiscal year? What milestones should we'd be looking for?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO
Yes, sure. I think the way I would like to frame this thing is the following. We clearly have had two generations of products. We're engaged with not just the OEMs, but with the end customers completely. We understand all the requirements. In fact, we have platforms deployed at end customers, and we're going through their adoption cycles. Each one has a slightly different version, but we're going through their adoption cycles.

To me, the way I view the market is that the opportunity remains unchanged. The timing of it is a variant based on which customer adopts when, and what pieces that they decide to upgrade and/or change out. There's been absolutely no notion of we're not going to make that investment to put the software to move our engineers to start supporting all these applications, and to even load balance a piece of an X-Gene cluster in and out of an existing enterprise deployment. I think the market opportunity is there. We're lining up as many end customer design wins as possible, the timing of which is going to be a function of their enterprise infrastructure change routine, which by the way is not as visible to us.

Shawn Simmons - Oppenheimer and Company - Analyst
Hi, guys. This is Shawn Simmons calling in for Rick. Thanks for taking my question. I just had a quick question on the core connectivity business. Obviously, it looks like that business is growing sequentially. What visibility do you have in that business beyond the June quarter? I know you were talking about computing oscillating around these levels. Do expect connectivity to grow from these levels, or how to vision that for FY2016?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO
Let's start with a little bit of history. We just came out of a fairly large service provider CapEx cut in the downturn. At this point in time, I can tell you for a fact that we don't see any big troughs going forward, but if you look at all of the data that we gathered from end markets, it seems to me like things on the service provider side have stabilized. I don't see any big, I'll call it, huge changes to the overall service provider picture.

Having said that, anything that happens there towards the second half of the year, if things take off, we will benefit because we have sole-sourced sockets in a lot of these platforms. At this point in time, I think we're very comfortable with the fact that we've stabilized that business. We don't see any large lumps today.

Shawn Simmons - Oppenheimer and Company - Analyst
Okay, great. Then, Doug, I guess going back to the Veloce payments, what are your expectations for next quarter, and how does the remaining $12 million, $13 million split out from here? Is it paid over the course of the next 12 to 18 months, or how do you envision that happening? Obviously, the split, stock versus cash?

Doug Ahrens - Applied Micro Circuits Corporation - VP and CFO

Yes, so you're correct; it does continue on for 12 to 18 months. We don't have any particular lumps in there. It is a linear process from here to the end of that. If you look back over time, we tend to do half cash, half stock approximately, for a variety of reasons. That's a reasonable assumption going forward.

Shawn Simmons - Oppenheimer and Company - Analyst
Okay, great. Then I guess just one last one on gross margin trajectory from here, obviously it looks like margins are coming down because you're not getting that IP benefit in the quarter. Should we expect margins to stay in this mid-50% level? What's the puts and takes from here, looking at the FY2016?

Doug Ahrens - Applied Micro Circuits Corporation - VP and CFO
Yes, so where we are today, or what we've guided for the March quarter, is a reasonable assumption given the mix picture we just talked about, with the stability in the base business. It has to do with the mix of connectivity and computing overall, and also the presence or absence of an IP license can move that. What we guided for the March quarter is the picture we're painting for the base business.

Shawn Simmons - Oppenheimer and Company - Analyst
Okay. Great. Thanks, guys.

Christopher Longiaru - Sidoti and Company - Analyst
Thanks for taking my question. My question has to do more with just the ecosystem in general. There was an announcement from Amazon last week regarding Annapurna Labs. You've mentioned Amazon in the past. A lot of people think this is really to make a move to improve data center efficiency. Can you talk about that, and how that affects the ecosystem, and how it affects your relationship with Amazon?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO
I guess let's talk about the ecosystem first. First of all, let me put a capital on one very important piece which is that we've driven the ecosystem so far for all of the 64-bit work that has been done. We're pretty heartened to see that given the fact that end customer adoption has already started, and it is broader than what we thought it was going to be including the HPC community. We are in very good pole position to understand all the moving pieces there and drive those pieces going forward, number one.

Number two, as far as Annapurna Labs is concerned, what we've heard is that they're a private company, and I believe they were working on either storage or some type of point product or point system capability, but what we've heard is that it may have been ARM-based. If that is the case, then it's good for the whole ecosystem that a major player like Amazon has actually thought about an ARM-based system. Those are the comments I'll make on that.

Christopher Longiaru - Sidoti and Company - Analyst
Then just in terms of inventories going forward, you said that there was just basically it was a lot of timing on those inventories. Should we expect those inventories to come down significantly as we move into March?

Doug Ahrens - Applied Micro Circuits Corporation - VP and CFO
Directionally, I would expect them to come down, yes.

Christopher Longiaru - Sidoti and Company - Analyst
That's all I have. Thank you, guys.

Christopher Rolland - FBR and Company - Analyst
Hi, guys. ARM at CES said that this go-around, HP Moonshot was sold out quickly after launch. Were you guys aware of any shortages?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO
Even if we were aware, Chris, we are not allowed to talk about that, given the deep nature of our partnership with our end customers and our direct customers.

Christopher Rolland - FBR and Company - Analyst
Okay. This one's for Doug, so great cash conservation in the quarter. Maybe you could talk about what are the levers you might be able to pull on the balance sheet there, and then the accounts payable side, what should we expect there? Is it all just TSMC related?

Doug Ahrens - Applied Micro Circuits Corporation - VP and CFO
The main lever here is what we're doing with our operating efficiencies. As we discussed earlier, you'll start to see the full realization of that over the next couple of quarters. That's what continues to be the primary lever, aside from revenue, to continue to keep the balance sheet strong, and keep our focus on our key R&D efforts. That's the most important thing. Then you think about the payables, the payables are linked to the inventory. Those move together, and you'll see that come down also in the March quarter.

Christopher Rolland - FBR and Company - Analyst
Okay, great. It was nice to hear that you guys are on track to hit the 10-K goal. I think we have, I guess, two months left there. Can you give us an idea of progress, and how close we are there?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO
Chris, the one thing I can tell you is the following. If you look at between HP's releasing a production platform, and you can safely assume that them and a bunch of other folks on the OEMs side almost follow the same trajectory in terms of production platform release. Now we're in the phase of essentially having customers take those production platforms and really run software applications and drive those platforms with specific workloads into their enterprise infrastructure. Every piece of feedback that we've gotten so far is extremely encouraging and extremely good.

The one thing that I can also tell you that I mentioned earlier is that I'm very, very pleased to see the broad adoptions, as opposed to, this is based on one or two big customers. It's basically based on a much more broader view between the HPC space, the storage server space, and the mainstream data center web tier space. We see it in all the tiers. I think from where we stand today versus where we stood six months ago, I feel a lot more comfortable talking about the category having made big progress because we see end customers starting to deploy stuff.

Christopher Rolland - FBR and Company - Analyst
Great. Thanks, guys.

Christian Schwab - Craig-Hallum Capital Group - Analyst
Who are you seeing as far as competition on the ARM side in the embedded space?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO
There's really nobody in the embedded space because we were the first ones to have a production release part that we announced at ARM TechCon. This is our 28-nanometer part. Really, the competition in that space on the embedded side is legacy MIPS processors and legacy PowerPC processors. Those are the people that we are taking market share from and displacing in these sockets, especially in the high performance networking and communication space. Notwithstanding the fact now that we've just offered an alternative to the embedded market to these Xeon class of embedded processors which is either an E3 or below.

Christian Schwab - Craig-Hallum Capital Group - Analyst
How big of a TAM do you think that is?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO
Actually at the ARM Technology Conference, we estimated it to be about $5 billion.

Christian Schwab - Craig-Hallum Capital Group - Analyst
Okay. To me that seems like the best opportunity for you, for whatever that's worth. On the server-side, we keep hearing noise that Broadcom is going to be introducing some stuff maybe this year. Do you think people are waiting for that? Do you think that crowds the space at all, or do you just think those checks are wrong?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO
From our perspective, everybody has aspirations to get into this space. There have been a number of public announcements of products. The point that I've consistently made is, this is a very large market. It has had an incumbent almost two decades, and we are the only people in this space who have had product, two generations, and are now at end customers, very closely competing with the incumbent and making big strides at the end customer.

Anybody who comes into this space will have to go through almost the same cycle that we went through because you're dealing with mission-critical infrastructure that has depended on an architecture for almost 20 years. Even if somebody announces a product today, by definition, they have to go through the process of getting it enterprise hardened before it enters where we are. That's what gives me the confidence in keeping our market and technology leadership in the right aim, in the right target to make this market happen.

Christian Schwab - Craig-Hallum Capital Group - Analyst
Okay. One last question if I may, when is it logical, given what you're seeing on the customer adoption and the stability that we talked about? At least the legacy PowerPC business seems to have declined to a level where at least it stopped. When do we get to, say, that $44 million range, plus or minus, which I got to on my model as a breakeven level, if you bring OpEx towards $24 million a quarter? Is that something that we see in the next few quarters, or is that going to take a little bit longer than that?

Doug Ahrens - Applied Micro Circuits Corporation - VP and CFO
As you know, we don't give guidance beyond one quarter specifically. Again, you have to look at the trends we just talked about regarding the base business stabilizing and leading up to a ramp in HeliX on the embedded side and also stability on the connectivity side. As you think about the timing, we talked about HeliX coming in and X-Gene ramping. You factor those together and can estimate the approximate time of when we start to see additional growth above our baseline that we've set right now.

Christian Schwab - Craig-Hallum Capital Group - Analyst
I thought I heard that HeliX was going to ramp in December? Like a year from now?

Doug Ahrens - Applied Micro Circuits Corporation - VP and CFO
Yes, that's when we would expect to see the first potential ramp there, based on the design win we have. That is our expectation right now.

Christian Schwab - Craig-Hallum Capital Group - Analyst
Okay. That's really helpful. Thanks, guys.

Hans Mosesmann - Raymond James and Associates - Analyst
Thanks. Paramesh, can you give us some more clarity on the case, one of those three cases, that you gave, that there's a hyperscale customer that does 60,000 servers per year? Are all those 60,000 going to X-Gene, and if so, X-Gene 1 or X-Gene 2?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO
You really did listen to the fine words. No, I wanted to make sure that as we move into this adoption phase, Hans, that we are sizing things appropriately because we wanted to give you a notion of the types of customers that in the end markets that are adopting this technology. If you take that one customer that you're talking about that does 60,000 servers a year, today those are all essentially [2P] Intel type servers. The point there is that a small delta in their buying pattern would mean a very large delta in our revenue pattern.

As we move through this adoption phase, if one were to look at the three such opportunities that we've taken into account, and if you were to linearly talk about how many such opportunities with small deltas in adoption start to surface, you can see how this category will evolve over this year and next year. It's going to be really neat because we have the technology today that these guys are using as part of their planning process for the future.

Hans Mosesmann - Raymond James and Associates - Analyst

Okay, thank you. Then on the follow-up, just a clarification on the HeliX 1, that large customer that has the $50 million opportunity through its lifetime, that's for HeliX 2, correct?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO
Yes, that is for HeliX 2. Correct. (inaudible) talked about at the ARM Technology Conference. When we announced it, we said our first product is already there. The second product that we talked about today essentially is in a flagship communication networking customer. We're actively displacing the incumbent MIPS in that area.

Hans Mosesmann - Raymond James and Associates - Analyst
Okay, flagship networking communications. Okay. Just one last one if you can, what MIPS player did you displace?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO
Hans, I think there's only a few MIPS players that are out there, still that are actually engaged in this business. I can tell you that, yes, you can derive that.

Hans Mosesmann - Raymond James and Associates - Analyst
Okay, fair enough. Congrats on the progress there.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO
Thank you.

Operator
There are no further questions in queue. Ladies and gentlemen, that concludes today's conference. Thank you for your participation. You may now disconnect. Have a great day.